newsrelease

CTS CORPORATION Elkhart, Indiana 46514  (574) 293-7511

November 2, 2005

FOR RELEASE: Immediately

CTS Corporation Authorizes Buyback Of Up To One Million
Shares of Company Stock

Elkhart, IN,…CTS Corporation (NYSE:CTS) announced today that its Board of Directors authorized the repurchase of up to one million shares of its outstanding shares of common stock, for cash, in the open market on the New York Stock Exchange or in privately negotiated transactions. The one million shares would represent approximately three percent of the Company’s 36 million outstanding shares of common stock. The previously authorized one million share repurchase program dated July 9, 2004 was completed earlier this quarter.

The purchases will be made from generally available funds of the Company. The amount, timing and price of purchases will depend on market conditions and other factors.

About CTS
CTS is a leading designer and manufacturer of electronic components and sensors and a provider of electronics manufacturing services (EMS) to OEMs in the automotive, computer, communications, medical and industrial markets. CTS manufactures products in North America, Europe and Asia. CTS' stock is traded on the NYSE under the ticker symbol "CTS.” To find out more, visit the CTS Web site at www.ctscorp.com.

Safe Harbor Statement
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the business and strategic benefits of the SMTEK acquisition, any financial or other guidance, and all statements that are not based on historical fact, but rather reflect our current expectations concerning future results and events. We make certain assumptions when making forward-looking statements, any of which could prove inaccurate, including, but not limited to, statements about our future operating results and business plans. The ultimate correctness of these forward-looking statements is dependent upon a number of known and unknown risks and events, and is subject to various uncertainties and other factors that may cause our actual results, performance, or achievements to be different from any future results, performance, or achievements expressed or implied by these statements.

For more detailed information on the risks and uncertainties associated with CTS' business activities, see our reports filed with the SEC. CTS undertakes no obligation to publicly update its forward-looking statements, whether as a result of market or industry changes, new information or future events.

Contact:  Vinod M. Khilnani, Senior Vice President and Chief Financial Officer, or
Mitchell J. Walorski, Director of Investor Relations
CTS Corporation, 905 West Boulevard North, Elkhart, IN 46514
Telephone (574) 293-7511 FAX (574) 293-6146